Release:    Immediate    November 7, 2016

CP reports best-ever month of grain movement to Vancouver; reiterates call for collaboration not criticism

Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) announced that, despite a weather-delayed harvest, October was its best-ever month for Western Canadian grain movement to Vancouver and stands ready to work with its supply chain partners through the 2016/17 season to transport a bumper crop to world markets.

A record 15,865 carloads were moved to West Coast ports in October, besting the previous record of 15,449 carloads in March 2016. Total Western Canadian grain movements in the month climbed 3.9 percent over last year, just off the record set in May 2014.
Millions of dollars in investment over the past three years by CP as well as new investment by its supply chain partners on grain country elevator capacity and port capacity has already begun to fulfill the promise of greater efficiency, fluidity and velocity. You can find details of the supply chain’s weekly performance at www.cpr.ca/grain.
“I am proud of the CP team and applaud the efforts and early success of our supply chain partners as the crop season begins to accelerate into the colder months,” said CP President and Chief Operating Officer Keith Creel. “We continue to focus on providing best-in-class service to our customers and look forward to moving more Western Canadian grain to market for the benefit of farmers, shippers and the Canadian economy.”
CP reiterates that with the winter months and the majority of the 2016/17 crop movement still ahead, finger-pointing and unwarranted criticism of any single component of this complex chain is counter-productive and undermines Canada’s reputation as a world-class supplier of grain.
Misleading and inaccurate data published by the Ag Transport Coalition, then cited repeatedly in the media by paid industry lobbyist Wade Sobkowich of the Western Grain Elevators Association, continues to promote the notion that an adversarial relationship exists between the railroads and Canada’s farm community. The truth is we are partners in driving the Western Canadian economy forward.
More than three-quarters of CP’s Western Canadian grain business uses the Dedicated Train Program (DTP), which allows customers to control their own train assets for a period of 12 months or more. In other words, DTP customers use the capacity they need when they need it.
Trying to compare DTP performance to an “order fulfillment” model, as the Ag Transport Coalition does, simply does not work.
“The evidence is clear: CP and its supply chain partners are not only working hard to get this bumper crop to market but succeeding,” Creel said. “Together, we are also succeeding in putting old conflicts between railroads and the farmer into the past where they belong.”
About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

Contacts:
Media
Martin Cej
403-319-7298
Martin_Cej@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca